MHM

COUNT ON MHM

To the Securities and Exchange Commission
100 F Street, N.S.
Washington, DC 20549

We have read China Precision Steel, Inc.'s statements included under Item 4.01 of its Form 8-K dated October 17, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with China Precision Steel, Inc.'s statement that the audit committee and management are in the process of interviewing new independent registered public accounting firms to serve as its auditors for fiscal 2008.

Very truly yours,

Murrell, Hall, McIntosh & Co. PLLP

Oklahoma City, Oklahoma
October 18, 2007

Murrell, Hall, McIntosh & Co., PLLP • Certified Public Accountants
2601 N.W. Expressway • Suite 700E • Oklahoma City, OK 73112 • 405.842.4420 • F. 405.842.3776 • www.mhmcpa.com